Exhibit 5.1

CLIFFORD CHANCE US LLP 31 WEST 52ND STREET NEW YORK, NY 10019-6131 TEL +1 212 878 8000 FAX +1 212 878 8375 www.cliffordchance.com

February 13, 2019

Ready Capital Corporation

1140 Avenue of the Americas

7th Floor

New York, NY 10036

Ladies and Gentlemen:

We have acted as counsel to Ready Capital Corporation, a Maryland corporation (the “Company”), in connection with a registration statement on Form S-4, as amended (File No. 333-228769) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). We are furnishing this letter to you in connection with the issuance by the Company of up to 12,223,830 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”) pursuant to the Agreement and Plan of Merger, dated November 7, 2018, by and among the Company, ReadyCap Merger Sub, LLC and Owens Realty Mortgage, Inc. (the “Merger Agreement”).

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate.  As to factual matters relevant to the opinion set forth below, we have relied upon certificates of officers of the Company and public officials.

Based on, and subject to, the foregoing, the qualifications and assumptions set forth herein and such other examination of law as we have deemed necessary, we are of the opinion that following the issuance of the Shares pursuant to the terms of the Merger Agreement and in the manner contemplated by the joint proxy statement/prospectus included in the Registration Statement, the Shares will be legally issued, fully paid, and nonassessable.

The opinion set forth in this letter relates only to the Maryland General Corporation Law. We express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability, or effect of the law of any other jurisdiction.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the joint proxy statement/prospectus which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ CLIFFORD CHANCE US LLP